EXHIBIT 10.1
SEPARATION AND RELEASE AGREEMENT
     This Separation and Release Agreement (the “Agreement”) is effective March 11, 2009, by and between Stephen J. Hadden (the “Executive”) and Devon Energy Corporation (the “Company”).
RECITALS
     WHEREAS, the Executive is employed as the Executive Vice President, Exploration and Production of the Company;
     WHEREAS, the Executive and the Company have into entered an Amended and Restated Employment Agreement with an effective date of December 15, 2008 (the “Employment Agreement”); and
     WHEREAS, the parties desire to enter this Agreement to reflect their mutual undertakings, promises and agreements concerning the Executive’s resignation of his employment with the Company and payments and benefits to the Executive upon or by reason of such resignation.
     NOW, THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties knowingly and voluntarily agree to the following terms:
TERMS
1.	Separation Date and Effect of Separation. Capitalized terms not defined by this Agreement shall have the same meaning ascribed to them in the Employment Agreement unless specifically denoted otherwise. The Executive hereby resigns from the Company effective March 11, 2009 (the “Separation Date”). The Company and the Executive agree that such resignation from the Company shall result in a Separation from Service under the Employment Agreement.

2.	Enforceability of Employment Agreement. Nothing in this Agreement shall be construed to limit, supersede or cancel any of the Company’s or the Executive’s rights or obligations under the Employment Agreement, all of which shall remain in full force and effect.

3.	Final Pay and Benefits. The Company and the Executive agree that the Executive’s employment with the Company is being terminated under circumstances that would entitle him to the benefits provided in Section 4(b) of the Employment Agreement. Upon the Executive’s Separation from Service on the Separation Date, Executive shall receive all Accrued Obligations in accordance with Section 4(a) of the Employment Agreement. In addition, contingent upon (i) the Executive’s execution of a General Release in the form attached as Exhibit A (the “Release”) between the date of the Executive’s Separation from Service and the twenty-first (21st) day following his Separation from Service (the “Consideration Period”) and (ii) non-revocation of such Release within the seven (7) day period after the date the Executive executes the Release (the “Revocation Period”), the Executive shall be entitled to the payments and benefits outlined in Section 4(b) of the Employment Agreement (the “Severance Benefits”).

4.	Accelerated Vesting of Restricted Stock and Stock Options. In connection with the Executive’s participation in the Company’s 2005 Long-Term Incentive Plan, the Executive has received awards of the Company’s restricted stock and stock options (the “Stock Awards”). If the Executive signs and returns the Release during the Consideration Period and does not revoke the Release, all unvested Stock Awards shall vest and become exercisable in accordance with the terms of the applicable award agreements effective upon the date the Revocation Period has expired without the Executive having revoked the Release. If the Executive fails to sign and return the Release within the Consideration Period or revokes such Release within the Revocation Period, the unvested portion of the Stock Awards shall be forfeited.

5.	Return of Property. The Executive agrees that, on or before the Separation Date, he shall return to the Company any and all items of the Company’s or any of its Affiliates’ physical or personal property, including, without limitation, keys, badge/access cards, computers, software, cellular telephones and personal digital devices, equipment, credit cards, files, documents, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, lists of suppliers and vendors, price lists, contracts, contract information, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents, property, or Confidential Information that he has had possession of or control over during his employment with the Company. The Executive’s obligations to return property shall not apply to and the Executive may retain a copy of personnel, benefit or payroll documents concerning only him.

6.	Waiver of Certain Rights.
(a)	Right to Relief Not Provided in This Agreement. The Executive irrevocably waives any right to monetary recovery from the Company or its Affiliates, whether sought directly by him or any administrative agency or other public authority, individual or group of individuals that should pursue any claim on his behalf. The Executive shall not request or accept from the Company or its Affiliates, as compensation or damages related to his employment or the termination of his employment with the Company, anything of value that is not provided for in this Agreement.

(b)	Right to a Jury Trial. To the extent permitted by law, the Executive irrevocably waives the right to trial by jury with respect to any claim against the Company or its Affiliates, including without limitation any claim arising from this Agreement. The Executive’s obligations under this subsection shall supplement, rather than supplant, the Executive’s arbitration obligations under Section 10 of the Employment Agreement.

(c)	Right to Class-Action or Collective-Action Initiation or Participation. The Executive irrevocably waives the right to initiate or participate in any class or collective action with respect to any claim against the Company or its Affiliates.
7.	Non-Prosecution. Except as requested by the Company, the Executive shall not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys (i) in any proceeding, investigation or inquiry raising issues involving the Company or its Affiliates, or (ii) in any other litigation against the Company or its Affiliates. The Executive may truthfully respond to inquiries by government agencies or to inquiries by any person through a subpoena or other valid judicial process without violating this Section 7, provided that the Executive delivers written notice of such inquiries to the Company promptly upon receipt, unless such notice to the Company is prohibited by applicable law, court order, subpoena, process or governmental decree.

8.	No Violations. The Executive represents that he has not informed the Company of, and that he is unaware of, any alleged violations of law, the Company’s standards of business conduct or personnel policies, or other misconduct by Company that have not been resolved satisfactorily by the Company.

9.	Breach of This Agreement or Employment Agreement. Notwithstanding any other provision in this Agreement, the Company’s obligation to provide the Severance Benefits to the Executive shall be subject to the condition that the Executive complies with his continuing obligations under this Agreement and the Employment Agreement. The Company shall have the right to suspend or cease providing any part of the Severance Benefits, as well as to seek restitution of the value of any such payments and benefits already provided, if the Company determines, in its discretion, the Executive has breached any such obligations. If the Executive breaches this Agreement or his continuing obligations under the Employment Agreement, or if a dispute arises between the parties based on or involving this Agreement or the Employment Agreement, the Company shall be entitled to recover from the Executive its reasonable attorneys’ fees, court costs and expenses to the extent it prevails in enforcing such rights or resolving such dispute against the Executive. The Company’s rights under this Section 9 shall be in addition to any other available rights and remedies should the Executive breach any of his obligations under this Agreement or the Employment Agreement. In construing the Executive’s obligations pursuant to Section 9(f) of the Employment Agreement, the Executive and the Company agree that the Executive shall not be in violation of Section 9(f) of the Employment Agreement if a company that employs Executive after the date of this Agreement (i) hires any employee of the Company or its Affiliates through such company’s general advertisement or job posting processes or (ii) solicits for employment any employee of the Company or its Affiliates if the Executive has no knowledge of or role in such solicitation.

10.	Non-Admission of Liability or Wrongdoing. This Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of the Company or its Affiliates and the Company and its Affiliates expressly deny any such liability or wrongdoing. Except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used or admitted into evidence in any judicial, administrative or arbitration proceedings as an admission of any kind by the Company or its Affiliates.

11.	Capacity to Execute. The Executive represents and warrants that he has the capacity to execute this Agreement.

12.	Governing Law; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Oklahoma, without regard to any conflicts of laws principles. If any provision of this Agreement is held to be unenforceable, that provision shall (a) be considered separate, distinct and severable from the other remaining provisions of this Agreement, and (b) not affect the validity or enforceability of such other remaining provisions, and, in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation, that provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.	Assignment. The Executive’s obligations, rights and benefits under this Agreement are personal to the Executive and shall not be assigned to any person or entity without written permission from the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

14.	Consultation with an Attorney. The Executive has the right, and is encouraged by the Company, to consult with an attorney before signing this Agreement.

15.	Knowing and Voluntary Agreement. The Executive acknowledges that (a) he has had a reasonable period in which to deliberate regarding the terms of this Agreement and to consider whether to sign this Agreement, (b) he fully understands the meaning and effect of signing this Agreement, and (c) his signing of this Agreement is knowing and voluntary. The Executive further acknowledges that the Company has not made any promise or representation to him concerning this Agreement that is not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any statement or representation by Company or its Affiliates, but is instead relying solely on his own judgment and the consultation with and advice of his attorney, if any.

16.	Independent Consideration; Common-Law Duties. Whether expressly stated in this Agreement or not, all obligations the Executive assumes and undertakings he makes by signing this Agreement are understood to be in consideration of the mutual promises and undertakings in this Agreement. The Executive further acknowledges and agrees that his obligations under this Agreement supplement, rather than supplant, his common-law duties owed to the Company.

17.	Modification. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.

18.	Internal Revenue Code Section 409A; Consultation With a Tax Advisor. The parties have drafted this Agreement in accordance with Section 409A of the Internal Revenue Code and intend that it comply with Section 409A of the Code and any related rules, regulations or other guidance. This Agreement shall be interpreted and construed to comply with Section 409A of the Code. The parties shall cooperate and work together in good faith to take all actions reasonably necessary to effectuate the intent of this section. Notwithstanding the preceding sentence, the Executive shall be solely responsible for any risk that the tax treatment of all or part of the Severance Benefits may be affected by Section 409A of the Code and impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, the Executive has the right, and is encouraged by the Company, to consult with a tax advisor before signing this Agreement.

19.	Notice of Termination. The Company and the Executive agree that this Agreement shall constitute the Notice of Termination required pursuant to Section 3(g) of the Employment Agreement with respect to the termination of the Executive’s employment.

20.	Entire Agreement. This Agreement and the Employment Agreement constitute the entire agreement among the parties with respect to the subject matters hereof and thereof and supersede any and all prior or contemporaneous oral and written agreements and understandings with respect to such subject matters.

21.	Section Headings. The section headings in this Agreement are for convenience of reference only, form no part of this Agreement, and shall not affect its interpretation.

22.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
     IN WITNESS WHEREOF, this Separation and Release Agreement has been agreed to and executed to be effective as of the day and year first above written.

EXECUTIVE	DEVON ENERGY CORPORATION

/s/ Stephen J. Hadden Stephen J. Hadden	/s/ John Richels John Richels President